Exhibit 5.1 to Form F-10

(Exhibit 23.1 to Form F-3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 and Form F-3 of our reports dated March 31, 2017, relating to the consolidated financial statements of Brookfield Asset Management Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, in the Annual Report on Form 40-F of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Chartered Accountants
Toronto, Canada
September 29, 2017